Exhibit 10.3

CREDIT AGREEMENT

dated as of August 3, 2006

between

JMP GROUP LLC,

and

CITY NATIONAL BANK

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of August 3, 2006, is entered into between JMP GROUP LLC, a Delaware limited liability company (“Borrower”) and CITY NATIONAL BANK, a national banking association (“Lender”).

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. For purposes of this Agreement (as defined below), the following initially capitalized terms shall have the following meanings:

“Acquisition” means (a) any Stock Acquisition, or (b) any Asset Acquisition.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this Credit Agreement between Borrower and Lender, together with all exhibits and schedules hereto, including the Disclosure Statement.

“Asset” means any interest of a Person in any kind of property or asset, whether real, personal, or mixed real and personal, or whether tangible or intangible.

“Asset Acquisition” means any purchase or other acquisition by Borrower or a Guarantor of all or a material portion of the assets of any other Person or of a business line of such Person.

“Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Loans hereunder (after giving effect to all then outstanding Obligations).

“Bankruptcy Code” means Title 11 of the United States Code, as amended or supplemented from time to time, and any successor statute, and all of the rules and regulations issued or promulgated in connection therewith.

“Base LIBOR Rate” means the British Banker’s Association definition of the London InterBank Offered Rates as made available by Bloomberg LP, or such other information service available to Lender, for the applicable monthly period upon which the Interest Period is based for the LIBOR Rate Loan selected by Borrower and as quoted by

Lender, in the case of an initial LIBOR Rate Borrowing or a conversion of a Base Rate Loan to a LIBOR Rate Loan, on the Business Day Borrower requests a LIBOR Rate Loan or, in the case of a continuation of an existing LIBOR Rate Loan, on the last Business Day of an expiring Interest Period.

“Base Rate” means the rate most recently announced by Lender at its principal office in Los Angeles, California as its “Prime Rate.”

“Base Rate Borrowing” means any Borrowing designated by Borrower as a Base Rate Borrowing or any Borrowing which, pursuant to Section 2.7(a), is deemed to be converted to a Base Rate Loan.

“Base Rate Loan” means any Loan bearing interest at the Base Rate.

“Borrower” shall have meaning set forth in the introduction to this Agreement.

“Borrowing” means a borrowing under the Revolving Credit Facility consisting of a Loan made by Lender to Borrower.

“Business Day” means a day when major commercial banks are open for business in California, other than Saturdays or Sundays.

“Capitalized Lease Obligations” means the aggregate amount which, in accordance with GAAP, is required to be reported as a liability on the balance sheet of Person at such time in respect of such Person’s interest as lessee under a capitalized lease.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) demand deposit accounts maintained with (i) Lender or (ii) any bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $1,000,000,000, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

“Change of Control Event” means the occurrence of any of the following: (a) Borrower ceases to own, directly or indirectly, and control a majority of the aggregate voting power of the outstanding Securities of JMP Securities or JMPAM, or (b) a Change of Executive Event.

“Change of Executive Event” means the failure of two or more of Joseph A. Jolson, Carter Mack, Jerry Tuttle, Craig Johnson and Mark Lehmann to be involved actively on an ongoing basis in the management of Borrower or any of its Subsidiaries.

“Closing Date” means the first date when all of the conditions precedent set forth in Section 3.1 have been satisfied.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrower or any Guarantor upon which a Lien is granted under any of the Loan Documents.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Borrower to Lender.

“Contingent Obligation” means, as to any Person and without duplication of amounts, any written obligation of such Person guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to such Person) any Debt, noncancellable lease, dividend, reimbursement obligations relating to letters of credit, or any other obligation that pertains to Debt, a noncancellable lease, a dividend, or a reimbursement obligation related to letters of credit (each, a “primary obligation”) of any other Person (“primary obligor”) in any manner, whether directly or indirectly, including any written obligation of such Person, irrespective of whether contingent, (a) to purchase any such primary obligation, (b) to advance or supply funds (whether in the form of a loan, advance, stock purchase, capital contribution, or otherwise) (i) for the purchase, repurchase, or payment of any such primary obligation or any Asset constituting direct or indirect security therefor, or (ii) to maintain working capital or equity capital of the primary obligor, or otherwise to maintain the net worth, solvency, or other financial condition of the primary obligor, or (c) to purchase or make payment for any Asset, securities, services, or noncancellable lease if primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation.

“Contractual Obligation” means, as applied to any Person, any provision of any material indenture, mortgage, deed of trust, contract, undertaking, agreement, or other material instrument to which that Person is a party or by which any of its Assets is subject.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Lender, executed and delivered by Borrower, Lender, and the applicable securities intermediary with respect to a Securities Account or bank with respect to a Deposit Account.

“Debt” means, with respect to any Person, (a) all obligations for such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of such Person in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of such Person to pay the deferred purchase price of Assets or services, exclusive of trade payables that are due and payable in the ordinary and usual course of such Person’s business, (d) all Capitalized Lease Obligations of such Person, (e) all obligations or liabilities of others secured by a Lien on any Asset owned by such Person, irrespective of whether such obligation or liability is assumed, to the extent of the lesser of such obligation or liability or the fair market value of such Asset, and (f) all Contingent Obligations of such Person.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means account number 432-654-168 of Borrower maintained with Lender, or such other deposit account of Borrower (located within the United States) designated, in writing, and from time to time, by Borrower to Lender.

“Disclosure Statement” means that certain statement, executed and delivered by a Responsible Officer of Borrower, that sets forth information regarding or exceptions to the representations, warranties, and covenants made by Borrower herein, as amended from time to time to the extent permitted hereby.

“Distribution” has the meaning ascribed thereto in Section 6.5 hereof.

“Dollars” and “$” mean United States of America dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

“Earn-Out Arrangements” shall mean payments required to be made in connection with a Permitted Acquisition which obligations are subordinated to the Obligations on terms satisfactory to Lender (it being understood that the subordination provisions set forth on Schedule E-1 shall be deemed to be satisfactory to Lender).

“EBITDA” means, with respect to any fiscal period and for any Person, the Net Income, minus extraordinary gains, plus extraordinary losses, interest expense, income taxes, depreciation, amortization, other non-cash expenses, and expenses of Permitted Acquisitions not to exceed $1,500,000 per Permitted Acquisition and $2,500,000 in the aggregate during any fiscal year, in each case for such period, for such Person and determined in accordance with GAAP.

“Eurocurrency Reserve Requirement” means the sum (without duplication) of the rates (expressed as a decimal) of reserves (including, without limitation, any basic, marginal, supplemental, or emergency reserves) that are required to be maintained by banks during the Interest Period under any regulations of the Federal Reserve Board, or any other governmental authority having jurisdiction with respect thereto, applicable to funding based on so-called “Eurocurrency Liabilities”, including Regulation D (12 CFR 224).

“Eurodollar Business Day” means any Business Day on which major commercial banks are open for international business (including dealings in Dollar deposits) in New York, New York and London, England.

“Event of Default” shall have the meaning set forth in Article VII of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or supplemented from time to time, and any successor statute, and all of the rules and regulations issued or promulgated in connection therewith.

“Excluded Fund” means any fund or investment company managed, directly or indirectly, by Borrower, including, without limitation, JMP Realty Trust, Inc.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Final Payment Date” means the date that is three years after the Revolving Commitment Termination Date.

“Fixed Charges” means with respect to Borrower and its Subsidiaries for any period, the sum, without duplication, of (a) Interest Expense during such period, (b) principal payments required to be paid in respect of Debt of Borrower and its Subsidiaries during such period, and (c) all federal, state, and local income taxes accrued for such period.

“Fixed Charge Coverage Ratio” means, with respect to Borrower and its Subsidiaries for the twelve month period ending on any date, the ratio of (i) EBITDA for such period minus Capital Expenditures made by Borrower and its Subsidiaries (to the extent not already incurred in a prior period) or incurred during such period, to (ii) Fixed Charges for such period.

“Focus Reports” means the Financial Operational Combined Uniform Single reports filed with the NASD.

“Foreign Subsidiary” means any Subsidiary of Borrower that is not organized under the laws of any state of the United States or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental department, commission, board, bureau, agency, central bank, court, tribunal, or other instrumentality, domestic or foreign.

“Guarantors” means (a) JMPAM, and (b) each other Person who from time to time guarantees the Obligations of Borrower under this Agreement, and “Guarantor” means any one of them.

“Guaranty” means that certain General Continuing Guaranty dated as of even date herewith by the Guarantors in favor of Lender, which is in form and substance satisfactory to Lender.

“Highest Lawful Rate” means the maximum non-usurious interest rate, as in effect from time to time, that may be charged, contracted for, reserved, received, or collected by Lender in connection with this Agreement, or the other Loan Documents.

“Indemnified Liabilities” shall have the meaning set forth in Section 8.2 of this Agreement.

“Indemnitee” shall have the meaning set forth in Section 8.2 of this Agreement.

“Immaterial Subsidiary” means a Subsidiary having assets with a book value equal to $25,000 or less.

“Intercompany Subordination Agreement” means a subordination agreement executed and delivered by Borrower, the Guarantors and Lender, the form and substance of which is satisfactory to Lender.

“Interest Expense” means, for any period, the aggregate of the interest expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” means, in the case of Base Rate Loans, the first day of each calendar month and, in the case of LIBOR Rate Loans, the last day of the applicable Interest Period.

“Interest Period” means the period commencing on the date each LIBOR Rate Loan is made (including the date a Base Rate Loan is converted to a LIBOR Rate Loan, or a LIBOR Rate Loan is renewed as a LIBOR Rate Loan, which, in the latter case, will be the last day of the expiring Interest Period) and ending on the date which is one (1), two (2) or three (3) months thereafter, as selected by Borrower; provided, however, that if such date is not a Eurodollar Business Day, the Interest Period shall be extended to the next Eurodollar Business Day, provided, further, however, that no Interest Period may extend beyond the Final Payment Date.

“Investment” means, as applied to any Person, any direct or indirect purchase or other acquisition by that Person of, or beneficial interest in, stock, instruments, bonds, debentures or other securities of any other Person, or any direct or indirect loan, advance, or capital contribution by such Person to any other Person, including all indebtedness and accounts receivable due from that other Person that did not arise from sales or the rendition of services to that other Person in the ordinary and usual course of such Person’s business, and deposit accounts (including certificates of deposit), and any transfer of cash, Cash Equivalents or any other Assets to any Person.

“JMP Securities” means JMP Securities LLC, a Delaware limited liability company.

“JMPAM” means JMP Asset Management LLC, a Delaware limited liability company.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Disbursement” means a payment made by Lender to a beneficiary of a Letter of Credit pursuant to such Letter of Credit.

“Lender” shall have the meaning set forth in the introduction to this Agreement.

“Letter of Credit” has the meaning set forth in Section 2.18(a).

“Letter of Credit Fee” has the meaning set forth in Section 2.18(d).

“Letter of Credit Usage” means, as of any date of determination, the undrawn amount of outstanding Letters of Credit.

“LIBOR Rate” means the rate per year (rounded upward to the next one-sixteenth (1/16th) of one percent (0.0625%), if necessary) determined by Lender to be the quotient of (a) the Base LIBOR Rate divided by (b) one minus the Eurocurrency Reserve Requirement for the Interest Period; which is expressed by the following formula:

Base LIBOR Rate
1 - Eurocurrency Reserve Requirement

“LIBOR Rate Borrowing” means any Borrowing designated by Borrower as a LIBOR Rate Borrowing.

“LIBOR Rate Loan” means any Loan bearing interest at the LIBOR Rate.

“Lien” means any lien, mortgage, pledge, assignment (including any assignment of rights to receive payments of money), security interest, charge, or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Loan” means a loan made by Lender to Borrower pursuant to Section 2.1 of this Agreement.

“Loan Account” has the meaning set forth in Section 2.12.

“Loan Documents” means this Agreement, the Control Agreements (if any), the Guaranty, the Intercompany Subordination Agreement, the Letters of Credit, the Security Agreement, the Stock Pledge Agreement, the Trademark Security Agreement and any and all other documents, agreements, or instruments that have been or are entered into by Borrower, the Guarantors, and Lender in connection with the transactions contemplated by this Agreement.

“Loan Parties” means Borrower and the Guarantors, and “Loan Party” means any one of them.

“Margin Securities” means “margin stock” as that term is defined in Regulation U of the Federal Reserve Board.

“Material Adverse Effect” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of Borrower’s or any Guarantor’s ability to perform its obligations under the Loan Documents or of Lender’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of Lender’s Liens with respect to the Collateral.

“NASD” means the National Association of Securities Dealers, Inc.

“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP.

“Net Worth” means, as of any date of determination, the result of (a) Borrower’s and its Subsidiaries’ total Assets, minus (b) such Borrower’s or its Subsidiaries’ total liabilities (including any contingent liabilities and guaranties), in each case determined in accordance with GAAP; provided, however, that any liability representing the minority interest in any Subsidiary shall be excluded from clause (b) for the purposes of determining “Net Worth”.

“Obligations” means all Loans, debts, principal, interest, premiums, liabilities (including all amounts charged to Borrower’s Loan Account pursuant hereto), contingent reimbursement obligations with respect to outstanding Letters of Credit, obligations (including indemnification obligations), fees (including the Letter of Credit Fee), charges, costs, expenses (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, whether or not allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by Borrower to Lender pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Obligors” means Borrower and each Guarantor, and “Obligor” means any one of them.

“Permitted Acquired Indebtedness” means Debt that is assumed in connection with a Permitted Acquisition so long as (a) such Debt is either unsecured or is secured only by the assets of the Permitted Acquisition and is not secured by the assets of Borrower or any other Guarantor), (b) such Debt is recourse only to the entity that is acquired pursuant to the Permitted Acquisition and it not recourse to, or guaranteed by, Borrower or any other Guarantor, (c) such Debt exists at the time the assets are acquired and is not created in anticipation of such Permitted Acquisition, and (d) such Debt does not exceed $10,000,000 in the aggregate at any time.

“Permitted Acquisition” means any Acquisition so long as:

(a) the consideration is payable in cash (except for any Earn-Out Arrangements, Seller Notes or Permitted Acquired Indebtedness) or in Stock of Borrower or one of its Subsidiaries.

(b) no Default or Event of Default has occurred and is continuing as of the date of consummation of the proposed Acquisition or would result therefrom,

(c) the assets being acquired (or in the case of a Stock Acquisition, the assets of the Person being acquired) (i) are useful in the businesses performed by Borrower as of the date of this Agreement, and (ii) shall be located within (x) the United States, or (y) any other developed country; provided, however that the aggregate consideration (including Earn-Out Arrangements, Seller Notes and Permitted Acquired Indebtedness) payable in connection with Acquisitions described in this clause (c)(ii)(y) shall not exceed $5,000,000 in any fiscal year or $10,000,000 in the aggregate during the term of this Agreement,

(d)(i) if the aggregate amount of all consideration paid in connection with such Acquisition (including the aggregate amount of all Earn-Out Arrangements, Seller Notes and Debt assumed in connection therewith) is equal to or greater than $5,000,000, Borrower has provided Lender with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis, Borrower will be in compliance with each of the financial covenants in Section 6.14 hereof after giving effect to such Acquisition and as of the last day of each quarter during the 12 month period following the date of such Acquisition, and (ii) if the aggregate amount of all consideration paid in connection with such Acquisition (including the aggregate amount of all Earn-Out Arrangements, Seller Notes and Debt assumed in connection therewith) is less than $5,000,000, the chief executive officer or the chief financial officer of Borrower shall have delivered to Lender a certificate stating that on a pro forma basis Borrower will be in compliance with each of the financial covenants in Section 6.14 hereof after giving effect to such Acquisition and as of the last day of each quarter during the 12 month period following the date of such Acquisition,

(e) (i) promptly following a request therefor, Lender has received copies of such information or documents relating to such Acquisition as Lender shall have reasonably requested, including the acquisition agreement, related contracts and instruments and all opinions (to the extent that an opinion is delivered to Borrower in connection with such Acquisition), certificates, lien search results and other documents reasonably requested by Lender and, to the extent that the aggregate amount of consideration (including Earn-Out Arrangements, Seller Notes and Permitted Acquired Indebtedness) payable in connection with such Acquisition is greater than or equal to $10,000,000, each such opinion shall also be addressed to Lender and Lenders or accompanied by a written authorization from the firm or Persons delivering such opinion stating that Lender and Lenders may rely on such opinion as though it were addressed to them, and (ii) within 30 days after the consummation of such Acquisition, Lender shall have received certified copies of the agreements, instruments and documents in connection with such Acquisition, which shall be substantively identical to the documents provided pursuant to subclause (i) of this clause (e), subject to any applicable provisions of Section 5.7,

(f) in the case of a Stock Acquisition, the Securities are being acquired by Borrower or any of its Subsidiaries, and in the case of an Asset Acquisition, the subject assets are being acquired by Borrower or any of its Subsidiaries,

(g) any Debt or Liens assumed in connection with the proposed Acquisition are otherwise permitted under Section 6.1 or 6.2, respectively and no additional Debt or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of Borrower and its Subsidiaries after giving effect to such Acquisition, except to the extent expressly permitted by the terms of the Agreement,

(h) the proposed Acquisition shall be consensual and shall have been approved by the board of directors (or comparable managers) of the Person whose assets are proposed to be acquired,

(i) Borrower shall provide Lender with prior written notice (which notice shall not be less than 15 days prior to the closing date of the proposed Acquisition and which notice shall include, without limitation, a reasonably detailed description of such Acquisition) of such Acquisition, together with copies of all financial information, financial analysis, documentation and other information relating to such acquisition as Lender or any Lender shall reasonably request,

(j) at the time of the proposed Acquisition and after giving effect thereto, all representations and warranties contained in Article IV of this Agreement or in the other Loan Documents shall be true and correct in all respects (which in each case shall be deemed to have been made on the date of such Acquisition after giving effect thereto),

(k) the aggregate amount of consideration paid by an Obligor in connection with any Stock Acquisition pursuant to which the applicable Loan Party acquires less than a majority of the voting Securities in the acquired Person (including the proposed Stock Acquisition) is less than $5,000,000, and

(l) prior to the closing of the proposed Acquisition, the chief executive officer or the chief financial officer of Borrower shall have delivered to Lender a certificate as to each of the items set for in the foregoing clauses (a), (b), (c), (d), (g), (h), (j) and (k).

“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments in funds, corporations, partnerships or other investment vehicles that are, after giving effect to such Investments (and were immediately prior to the time of such Investments) managed, directly or indirectly, by Borrower, if such entity is a Subsidiary, the applicable Obligor shall take such action as is required by Section 5.7 hereof to grant a first priority perfected Lien to Lender in an to such Investments, (e) Investments in publicly traded securities in the ordinary course of business, (f) Permitted Acquisitions, (g) advances to officers, directors and employees in the ordinary course of business for travel, entertainment, relocation and other business purposes in an aggregate amount not to exceed $500,000 in any fiscal year of Borrower; (h) Investments permitted under Sections 6.1 and 6.7, (i) Investments by Borrower or a Guarantor in the form of advances to an Excluded Fund to address short term cash flow issues, redemptions and reinvestments in Excluded Funds and in investee funds, so long as (i) such Investments are repaid by the applicable Excluded Fund to Borrower or such Guarantor, as applicable, within 5 Business Days after the making of such Investment, and (ii) no Event of Default or Unmatured Event of Default shall have occurred and be continuing or result therefrom, (j) so long as no Event of Default or Unmatured Event of Default shall have occurred and be continuing or result therefrom, redemptions, repurchases or other acquisitions by Borrower of its outstanding Securities, to the extent that the aggregate amount paid by Borrower in connection with all such redemptions, repurchases or other acquisitions of its Securities (after giving effect to the proposed redemption, repurchase or other acquisition) would not exceed $5,000,000, and (k) so long as no Event of Default or Unmatured Event of Default shall have occurred and be continuing or result therefrom, other Investments in an aggregate amount not to exceed $5,000,000 in any fiscal year.

“Permitted Liens” means: (a) Liens for taxes, assessments, or governmental charges or claims the payment of which is not, at such time, required by Section 5.4 hereof, (b) any attachment or judgment Lien either in existence less than 45 calendar days after the entry thereof, or with respect to which execution has been stayed, or with respect to which payment in full above any applicable deductible is covered by insurance (so long as no reservation of rights has been made by the insurer in connection with such coverage), and Liens incurred to secure any surety bonds, appeal bonds, supersedeas bonds, or other instruments serving a similar purpose in connection with the appeal of any such judgment, (c) banker’s Liens in the nature of rights of setoff arising in the ordinary course of business of Borrower, (d) carrier’s warehousemen’s mechanics’ materialmen’s repairmen’s or other like Liens arising as a matter of law in the ordinary course of business which are not overdue or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, and an adequate reserve or other appropriate provision, if any, shall have been made as required in order to be in conformity with GAAP; (e) pledges or deposits of cash in the ordinary course of business in connection with any worker’s compensation, unemployment insurance and other similar legislation; (f) deposits of cash to secure the performance of bids, trade contracts and leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (g) easements, rights of way and zoning restrictions affecting real property which do not materially interfere with or impair the use or operation thereof; (h) Liens described in the definition of “Permitted Acquired Indebtedness”; (i) Liens granted by Borrower and the Guarantors to Lender in order to secure their respective obligations under this Agreement and the other Loan Documents to which they are a party; and (j) Liens on deposits of cash to secure Debt described in Section 6.1(l).

“Person” means and include natural persons, corporations, partnerships, limited liability companies, joint ventures, associations, companies, business trusts, or other organizations, irrespective of whether they are legal entities.

“Refinancing Debt” means refinancings, renewals, or extensions of Debt so long as: (a) the terms and conditions of such refinancings, renewals, or extensions do not, in Lender’s reasonable judgment, materially impair the prospects of repayment of the Obligations by Borrower or materially impair Borrower’s creditworthiness, (b) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Debt so refinanced, renewed, or extended, (c) such refinancings, renewals, or extensions do not result in an increase in the interest rate with respect to, the Debt so refinanced, renewed, or extended, (d) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Debt so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrower, (e) if the Debt that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to Lender as those that were applicable to the refinanced, renewed, or extended Debt, and (f) the Debt that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Debt that was refinanced, renewed, or extended.

“Regulatory Change” shall have the meaning ascribed thereto in Section 2.13 hereof.

“Request for Borrowing” means an irrevocable written notice from a Responsible Officer of Borrower to Lender of Borrower’s request to borrow any Loan, which notice shall be substantially in the form of Exhibit R-1 attached hereto.

“Request for Conversion/Continuation” means an irrevocable written notice from a Responsible Officer of Borrower to Lender pursuant to the terms of Section 2.7, substantially in the form of Exhibit R-2 attached hereto.

“Responsible Officer” means the president, chief executive officer, chief operating officer, chief financial officer, general counsel, or controller of a Person, or such other officer of such Person designated by a Responsible Officer in a writing delivered to Lender.

“Revolving Commitment Termination Date” means (a) subject to the provisions of Section 2.3(e), June 30, 2008, or (b) such earlier date on which the Loans shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.

“Revolving Credit Facility” means the revolving credit facility described in Section 2.1 hereof.

“Revolving Credit Facility Commitment” means $30,000,000.

“Revolving Credit Facility Usage” means, at the time any determination thereof is to be made, the sum of (a) the aggregate Dollar amount of the outstanding Loans plus (b) the aggregate Letter of Credit Usage.

“SEC” means the Securities and Exchange Commission of the United States of America or any successor thereto.

“Security Agreements” means one or more security agreements, dated as of even date herewith, among Borrower, the Guarantors, and Lender, which Security Agreement shall be in form and substance satisfactory to Lender.

“Securities” means the capital stock, or other securities of a Person, all warrants, options, convertible securities, and other interests which may be exercised in respect of, converted into or otherwise relate to such Person’s capital stock or other equity interests and any other securities, including debt securities of such Person.

“Securities Account” means a “securities account” as that term is defined in the Code.

“Seller Notes” shall mean those promissory notes delivered by Borrower in connection with the closing of a Permitted Acquisition, which are subordinated to the Obligations on terms satisfactory to Lender (it being understood that the subordination provisions set forth on Schedule E-1 shall be deemed to be satisfactory to Lender).

“Stock Acquisition” means the purchase or other acquisition by Borrower or a Guarantor of at least a majority of all of the voting Securities of any other Person.

“Stock Pledge Agreements” means one or more stock pledge agreements, in form and substance satisfactory to Lender, executed and delivered by Borrower and the Guarantors to Lender.

“Subsidiary” means, with respect to any Person (a) any corporation in which such Person, directly or indirectly through its Subsidiaries, owns more than 50% of the stock of any class or classes having by the terms thereof the ordinary voting power to elect a majority of the directors of such corporation, and (b) any partnership, association, joint venture, limited liability company, or other entity in which such Person, directly or indirectly through its Subsidiaries, has more than a 50% equity interest at the time; provided, however, that for the purposes of this Agreement, no Excluded Fund or Subsidiary of an Excluded Fund shall be deemed to be a Subsidiary.

“Taxes” means any tax based upon or measured by net or gross income, gross receipts, sales, use, ad valorem, transfer, franchise, withholding, payroll, employment, excise, occupation, premium or property taxes, or conduct of business, together with any interest and penalties, additions to tax and additional amounts imposed by any federal, state, local, or foreign taxing authority upon any Person.

“Trademark Security Agreement” means a trademark security agreement executed and delivered by Borrower and Lender, in form and substance satisfactory to Lender.

“Unmatured Event of Default” means an event, act, or occurrence which, with the giving of notice or the passage of time, would become an Event of Default.

1.2 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, the part includes the whole, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” References in this Agreement to a “determination” or “designation” include estimates by Lender (in the case of quantitative determinations or designations), and beliefs by Lender (in the case of qualitative determinations or designations). The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, exhibit, and schedule references are to this Agreement unless otherwise specified. Any reference herein to this Agreement or any of the Loan Documents includes any and all alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.

ARTICLE II

AMOUNT AND TERMS OF LOANS

2.1 Revolving Credit Facility.

(a) Subject to the terms and conditions hereof:

(i) Subject to the provisions of Article III hereof, Lender agrees to make Loans to Borrower from the Closing Date to, but not including, the Revolving Commitment Termination Date, at such times and in such amounts as Borrower may request in accordance with Section 2.6 hereof; and

(ii) Borrowings under the Revolving Credit Facility may be borrowed, repaid without penalty or premium, and reborrowed.

(b) In no event shall Lender be obligated to make Loans hereunder if, after giving effect to the requested Loan, the Revolving Credit Facility Usage would exceed the Revolving Credit Facility Commitment.

(c) In the event that, at any time the Revolving Credit Facility Usage exceeds the amount of the Revolving Credit Facility Commitment, then Borrower immediately shall repay the amount of such excess to Lender to be applied to the outstanding principal balance of the Loans.

(d) Lender shall have no obligation to make any Loan under the Revolving Credit Facility on or after the Revolving Commitment Termination Date.

(e) Subject to Section 2.1(b) hereof, each Borrowing under the Revolving Credit Facility shall be in a minimum principal amount of $250,000 and, thereafter, in integral multiples of $100,000, unless such Borrowing is being made to pay any interest, fees, or expenses then due hereunder, in which case such Borrowing may be in the amount of such interest, fees, or expenses.

2.2 Rate Designation. Borrower shall designate each Borrowing under the Revolving Credit Facility as a Base Rate Borrowing or a LIBOR Rate Borrowing in the Request for Borrowing or Request for Conversion/Continuation given to Lender in accordance with Section 2.6 or Section 2.7, as applicable.

2.3 Interest Rates; Payment of Principal and Interest.

(a) Borrower shall make each payment due hereunder by making, or causing to be made, the amount thereof available to Lender’s account maintained with Lender in Los Angeles, California, not later than noon Pacific Time, on the date of payment. In lieu thereof, Borrower hereby authorizes Lender to, and Lender shall, charge such interest, the Letter of Credit Fee, and all other fees and expenses provided for in this Agreement or the other Loan Documents (as and when accrued or incurred), to Borrower’s Loan Account, which amounts thereafter shall accrue interest at the rate then applicable to Base Rate Loans hereunder.

(b) Subject to Section 2.4, each Base Rate Loan shall bear interest upon the unpaid principal balance thereof, from and including the date advanced or converted, to but excluding the date of conversion or repayment thereof, at a fluctuating rate, per annum, equal to the lesser of (i) the Base Rate minus 1.25 percentage points, or (ii) the Highest Lawful Rate. Any change in the interest rate resulting from a change in the Base Rate will become effective on the day on which each change in the Base Rate is announced by Lender. Interest due with respect to Base Rate Loans shall be due and payable, in arrears, commencing on the first Interest Payment Date following the Closing Date, and continuing on each Interest Payment Date thereafter up to and including the Interest Payment Date immediately preceding the Final Payment Date, and on the Final Payment Date.

(c) Subject to Section 2.4, each LIBOR Rate Loan shall bear interest upon the unpaid principal balance thereof, from the date advanced, converted, or continued, at a rate, per annum, equal to the lesser of (i) the LIBOR Rate plus 1.25 percentage points, and (ii) the Highest Lawful Rate. Interest due with respect to each LIBOR Rate Loan shall be due and payable, in arrears, on each Interest Payment Date applicable to that LIBOR Rate Loan and on the Final Payment Date. Anything to the contrary contained in this Agreement notwithstanding, Borrower may not have more than 10 LIBOR Rate Loans outstanding at any one time.

(d) Unless prepaid in accordance with the terms hereof, the outstanding principal balance of all Loans, together with accrued and unpaid interest thereon, shall be due and payable in accordance with clause (e) below.

(e) On the Revolving Commitment Termination Date, Lender shall have the option to elect to either (i) extend the Revolving Commitment Termination Date by one year, in which case the Revolving Commitment Termination Date shall be one year later than the previously existing Revolving Commitment Termination Date so long as Borrower has provided its written consent to such extension, or (ii) terminate the Revolving Facility Credit Commitment and convert the outstanding principal balance of all Loans into a single term loan, which shall be repayable in 12 equal quarterly principal installments, each in an amount equal to 1/12th of the outstanding principal balance of such term loan as of the date of conversion, on the first day of each fiscal quarter of Borrower thereafter, with all unpaid amounts due and payable on the Final Payment Date. If Lender fails to notify Borrower within thirty (30) days prior to the Revolving Commitment Termination Date that it has elected to extend the Revolving Commitment Termination Date by one year, Lender shall be deemed to have elected to terminate all Revolving Facility Credit Commitments and to convert the Loans into a term loan pursuant to subclause (ii) above if this clause (e).

2.4 Default Rate. Upon the occurrence and during the continuance of an Event of Default, all Obligations shall bear interest at a rate equal to (i) the Base Rate, plus (ii) 1.75 percentage points. All amounts payable under this Section 2.4 shall be immediately due and payable without the requirement of notice or demand.

2.5 Computation of Interest and Fees Maximum Interest Rate.

(a) All computations of interest with respect to the Loans and computations of the fees (including the Letter of Credit Fee) due hereunder for any period shall be calculated on the basis of a year of 360 days for the actual number of days elapsed in such period, provided that all computations of interest with respect to Base Rate Loans shall be calculated on the basis of a year of 365/366 days for the actual number of days elapsed in such period. Interest shall accrue from the first day of the making of a Loan (or the date on which interest or fees or other payments are due hereunder, if applicable) to (but not including) the date of repayment of such Loan (or the date of the payment of interest or fees or other payments, if applicable) in accordance with the provisions hereof.

(b) Anything to the contrary contained in this Agreement notwithstanding, Borrower shall not be obligated to pay, and Lender shall not be entitled to charge, collect, receive, reserve, or take interest (it being understood that interest shall be calculated as the aggregate of all charges which constitute interest under applicable law that are contracted for, charged, reserved, received, or paid) in excess of the Highest Lawful Rate. During any period of time in which the interest rates specified herein exceed the Highest Lawful Rate, interest shall accrue and be payable at such Highest Lawful Rate; provided, however, that, if the interest rate otherwise applicable hereunder declines below the Highest Lawful Rate, interest shall continue to accrue and be payable at the Highest Lawful Rate (so long as there remains any unpaid principal with respect to the Loans) until the interest that has been paid hereunder equals the amount of interest that would have been paid if interest had at all times accrued and been payable at the applicable interest rates otherwise specified in this Agreement. For purposes of this Section 2.5, the term “applicable law” shall mean that law in effect from time to time and applicable to this loan transaction which lawfully permits the charging and collection of the highest permissible, lawful, non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of California and, to the extent controlling, laws of the United States of America.

2.6 Request for Borrowing.

(a) Each Base Rate Borrowing shall be made on a Business Day and each LIBOR Rate Borrowing shall be made on a Eurodollar Business Day.

(b) Each Borrowing shall be made upon written notice, by way of a Request for Borrowing, which Request for Borrowing shall be irrevocable and shall be given by telex, telecopy, mail, or personal service, and delivered to Lender at 555 S. Flower Street, 16th Floor, Los Angeles, CA 90071, as follows:

(i) for a Base Rate Borrowing, Borrower shall give Lender notice not later than noon Pacific Time 1 Business Day prior to the date on which such Borrowing is to be made (which date shall be a Business Day), and such notice shall specify that a Base Rate Borrowing is requested and state the amount thereof (subject to the provisions of this Article II);

(ii) for a LIBOR Rate Borrowing, Borrower shall give Lender notice no earlier than two (2) Eurodollar Business Days before and no later than noon Pacific Time on the day the LIBOR Rate Borrowing is to be made, and such notice shall specify that a LIBOR Rate Borrowing is requested and state the amount thereof (subject to the provisions of this Article II); provided, however, that no Borrowing shall be available as a LIBOR Rate Borrowing when any Unmatured Event of Default or Event of Default has occurred and is continuing. If Borrower fails to designate a Loan as a LIBOR Rate Borrowing in accordance herewith, the Loan will be a Base Rate Borrowing, and any outstanding LIBOR Rate Loan will be deemed to be a LIBOR Rate Loan with an Interest Period of one (1) month upon expiration of the applicable Interest Period.

(c) If the notice provided for in clause (b) of this Section 2.6 with respect to a Base Rate Borrowing or a LIBOR Rate Borrowing is received by Lender not later than noon, Pacific Time, on a Business Day or Eurodollar Business Day, as applicable, such day shall be treated as the first Business Day or Eurodollar Business Day, as applicable, of the required notice period. In any other event, such notice will be treated as having been received immediately before noon, Pacific Time, of the next Business Day or Eurodollar Business Day, as applicable.

(d) Each Request for Borrowing shall (i) specify, if applicable, among other information, the identity of the Excluded Fund(s) that the proceeds of such Borrowing will be used by Borrower to invest in and the amount of each such Investment and (ii) include a description of all Margin Securities (if any) held or to be acquired by any Loan Party in connection with such Borrowing (including the name of the issuer of such Margin Securities, the owner (or proposed owner) thereof and the number of shares of each class of

Margin Securities held or to be acquired by such Person), and, upon request of the Lender, Borrower will provide a Borrower-prepared financial report with respect to the Loan Parties (including a Borrower-prepared balance sheet with respect to the Loan Parties) as of the end of the most recent fiscal month then ended.

2.7 Conversion or Continuation.

(a) Subject to the provisions of clause (d) of this Section 2.7 and the provisions of Section 2.14, Borrower shall have the option to (i) convert all or any portion of the outstanding Base Rate Borrowings equal to $250,000, and integral multiples of $100,000 in excess of such amount, to a LIBOR Rate Borrowing, (ii) convert all or any portion of the outstanding LIBOR Rate Borrowings equal to $250,000 and integral multiples of $100,000 in excess of such amount, to a Base Rate Borrowing, and (iii) upon the expiration of any Interest Period applicable to any of its LIBOR Rate Borrowings, continue all or any portion of such LIBOR Rate Borrowing equal to $250,000, and integral multiples of $100,000 in excess of such amount, as a LIBOR Rate Borrowing, and the succeeding Interest Period of such continued Borrowing shall commence on the expiration date of the Interest Period previously applicable thereto; provided, however, that a LIBOR Rate Borrowing only may be converted or continued, as the case may be, on the expiration date of the Interest Period applicable thereto; provided further, however, that no outstanding Borrowing may be continued as, or be converted into, a LIBOR Rate Borrowing when any Unmatured Event of Default or Event of Default has occurred and is continuing; provided further, however, that if, before the expiration of an Interest Period of a LIBOR Rate Borrowing, Borrower fails timely to deliver the appropriate Request for Conversion/Continuation, such LIBOR Rate Borrowing automatically shall be converted to a LIBOR Rate Borrowing with an Interest Period of one (1) month.

(b) Borrower shall by telex, telecopy, mail, or personal service deliver a Request for Conversion/Continuation to Lender (i) no later than noon, Pacific Time, on the Business Day that is the proposed conversion date (in the case of a conversion to a Base Rate Borrowing), and (ii) no earlier than two (2) Eurodollar Business Days before and no later than noon Pacific Time on the day of the proposed conversion or continuation date (in the case of a conversion to, or a continuation of, a LIBOR Rate Borrowing). A Request for Conversion/Continuation shall specify (x) the proposed conversion or continuation date (which shall be a Business Day or a Eurodollar Business Day, as applicable), (y) the amount and type of the Borrowing to be converted or continued, and (z) the nature of the proposed conversion or continuation.

(c) Any Request for Conversion/Continuation (or telephonic notice in lieu thereof) shall be irrevocable and Borrower shall be obligated to convert or continue in accordance therewith.

(d) No Borrowing (or portion thereof) may be converted into, or continued as, a LIBOR Rate Borrowing with an Interest Period that ends after the Final Payment Date.

2.8 Mandatory Repayment.

(a) The Revolving Credit Facility Commitment shall terminate on the Revolving Commitment Termination Date, and the Loans shall convert into a term loan and shall be repayable as provided in Section 2.3(e) hereof. Notwithstanding the foregoing, at the request of Borrower, any Letters of Credit that are outstanding on the Revolving Commitment Termination Date shall be renewed through the Final Payment Date. On the Final Payment Date all remaining outstanding Loans, all interest that has accrued and remains unpaid thereon, all contingent reimbursement obligations of Borrower with respect to outstanding Letters of Credit, all unpaid fees, costs, or expenses that are payable hereunder or under any other Loan Document, and all other Obligations immediately shall each become due and payable in full, without notice or demand (including either (i) providing cash collateral to be held by Lender in an amount equal to 105% of the Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to Lender), on such date.

(b) In the event that, at any time, the Revolving Credit Facility Usage exceeds the then extant amount of the Revolving Credit Facility Commitment, then, and in each such event, Borrower immediately shall repay the amount of such excess to Lender.

(c) All prepayments of the Loans made pursuant to this Section 2.8 after the date when the Loans have been converted into a term loan pursuant to the provisions of Section 2.3(e) shall be applied against the remaining installments of principal due in respect thereof in the inverse order of maturity.

2.9 Voluntary Prepayments. Borrower shall have the right, at any time and from time to time, to prepay the Loans without penalty or premium. Borrower shall give Lender notice of any such prepayment with respect to Base Rate Loans and not less than 3 Eurodollar Business Days prior written notice of any such prepayment with respect to LIBOR Rate Loans. In each case, such notice shall specify the date on which such prepayment is to be made (which shall be a Business Day or Eurodollar Business Day, as applicable), and the amount of such prepayment. Each such prepayment shall be in an aggregate minimum amount of $250,000, and integral multiples of $50,000 in excess of such amount, in each case, and shall include interest accrued on the amount prepaid to, but not including, the date of payment in accordance with the terms hereof (or, in each case, such lesser amount constituting the amount of all Loans then outstanding). All prepayments of the Loans made pursuant to this Section 2.9 after the date when the Loans have been converted into a term loan pursuant to the provisions of Section 2.3(e) shall be applied against the remaining installments of principal due in respect thereof in the inverse order of maturity. The foregoing to the contrary notwithstanding, (x) Borrower may not make a partial principal prepayment on a LIBOR Rate Loan; and (y) Borrower may prepay the full outstanding principal balance on a LIBOR Rate Loan prior to the end of the Interest Period, provided, that such prepayment is accompanied by a fee (“LIBOR Prepayment Fee”) equal to the amount, if any, by which (i) the additional interest which would have been earned by Lender had the LIBOR Rate Loan not been prepaid, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such prepayment to the last day of the then current Interest Period therefore, exceeds (ii) the interest which would have been recoverable by Lender by placing the amount of the LIBOR Rate Loan on deposit in the LIBOR market for a period starting on the date on which it was prepaid and ending on the last day of the applicable Interest Period. Lender’s calculation of the LIBOR Prepayment Fee will be deemed conclusive absent manifest error.

2.10 Closing Fee. Borrower shall pay a fee (the “Closing Fee”) to Lender in the amount of $75,000. The Closing Fee shall be due and payable on the Closing Date.

2.11 Unused Commitment Fee. Borrower shall pay a fee (the “Unused Commitment Fee”) to Lender quarterly in arrears, commencing on the first day of the first fiscal quarter of Borrower following the Closing Date, and continuing on the first day of each fiscal quarter of Borrower thereafter so long as the Revolving Credit Facility Commitment is extant. The Unused Commitment Fee shall be equal to 0.25% per annum times the average daily amount of the unfunded portion of the Revolving Credit Facility Commitment and shall be calculated, as set forth in Section 2.6 hereof, on the basis of a year of 360 days for the actual number of days elapsed. In the case of the first date on which the Unused Commitment Fee is payable, such fee shall be calculated based upon the period from and after the Closing Date to the last day of the fiscal quarter of Borrower during which the Closing Date occurs.

2.12 Maintenance of Loan Account; Statements of Obligations. Lender shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Loans made by Lender to Borrower or for Borrower’s account, the Letters of Credit issued by Lender for Borrower’s account, and with all other payment Obligations, including all accrued interest, fees and expenses (in each case, as and when payable hereunder or under the other Loan Documents). Lender shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all expenses owing, and such statements shall be conclusively presumed to be correct and accurate (absent manifest error) and constitute an account stated between Borrower and Lender unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Lender written objection thereto describing the error or errors contained in any such statements.

2.13 Increased Costs. If after the Closing Date, the adoption of, or any change in, any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Lender (or its Affiliates) with any request, guideline, or directive (irrespective of whether having the force of law) of any governmental authority (a “Regulatory Change”) shall impose, modify, or deem applicable any reserve, special deposit, or similar requirement (including any such requirement imposed by the Federal Reserve Board, but excluding with respect to any LIBOR Rate Loan any such requirement included in the calculation of the Base LIBOR Rate, as applicable) against

Assets of, deposits with, or for the account of, or credit extended by, Lender (or its Affiliates) or shall impose on Lender (or its Affiliates) or the interbank eurodollar market any other condition affecting its LIBOR Rate Loans, as applicable, or its obligation to make LIBOR Rate Loans, as applicable, then, Lender may, by written notice given to Borrower, require Borrower to pay to Lender such additional amounts as shall compensate Lender for any such increased cost, reduction, loss, or expense actually incurred by Lender in connection with the Loans for preceding the date on which such notice is given during each fiscal quarter thereafter. Any such request for compensation by Lender under this Section 2.13 shall set forth the basis of calculation thereof and shall, in the absence of manifest error, be conclusive and binding for all purposes.

2.14 Suspension of LIBOR Rate Loans. If Lender, on any Eurodollar Business Day, is unable to determine the Base LIBOR Rate applicable for a new, continued, or converted LIBOR Rate Loan for any reason, or any law, regulation, or governmental order, rule or determination, makes it unlawful for Lender to make a LIBOR Rate Loan, Borrower’s right to select LIBOR Rate Loans will be suspended until Lender is again able to determine the Base LIBOR Rate or make LIBOR Rate Loans, as the case may be. During such suspension, new Loans, outstanding Base Rate Loans, and LIBOR Rate Loans whose Interest Periods terminate may only be Base Rate Loans. Any such determination shall, in the absence of manifest error, be conclusive and binding for all purposes.

2.15 Funding Sources. Nothing herein shall be deemed to obligate Lender to obtain the funds to make any Loan in any particular place or manner and nothing herein shall be deemed to constitute a representation by Lender that it has obtained or will obtain such funds in any particular place or manner.

2.16 Place of Borrowings. All Borrowings made hereunder shall be disbursed by credit to Borrower’s Designated Account or as may otherwise be agreed to between Borrower and Lender.

2.17 Survivability. Borrower’s obligations under Section 2.13 hereof shall survive repayment of the Loans made hereunder and termination of the Revolving Credit Facility Commitment for a period of 90 days.

2.18 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, Lender agrees to issue letters of credit for the account of Borrower (each, a “Letter of Credit”). Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance satisfactory to Lender in its reasonable discretion and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such

Letter of Credit, (iv) the name and address of the beneficiary thereof, and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the issuance of such requested Letter of Credit:

(i) the Letter of Credit Usage would exceed $2,500,000, or

(ii) the Revolver Credit Facility Usage would exceed the Revolving Credit Facility Commitment.

Each Letter of Credit shall be in form and substance acceptable to Lender (in the exercise of its reasonable discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Lender is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such L/C Disbursement to Lender by paying to Lender an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the Business Day that Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be a Base Rate Loan hereunder and, thereafter, shall bear interest at the rate then applicable to Base Rate Loans. To the extent an L/C Disbursement is deemed to be a Base Rate Loan hereunder, Borrower’s obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Base Rate Loan.

(b) Borrower hereby agrees to indemnify, save, defend, and hold Lender harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by Lender arising out of or in connection with any Letter of Credit; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of Lender. Borrower agrees to be bound by the Lender’s interpretations of any Letter of Credit issued by Lender to or for Borrower’s account, even though this interpretation may be different from Borrower’s own, and Borrower understands and agrees that Lender shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrower hereby acknowledges and agrees that Lender shall not be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

(c) If by reason of (x) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (y) compliance by Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(ii) there shall be imposed on Lender any other condition regarding any Letter of Credit issued pursuant hereto,

and the result of the foregoing is to increase, directly or indirectly, the cost to Lender of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by Lender, then, and in any such case, Lender may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as Lender may specify to be necessary to compensate Lender for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder. The determination by Lender of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(d) Borrower shall pay Lender a Letter of Credit fee (the “Letter of Credit Fee”) which shall accrue at a rate equal to 1.25% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit, and which shall be payable quarterly in arrears on the first day of each fiscal quarter beginning after the Closing Date.

ARTICLE III

CONDITIONS TO LOANS

3.1 Conditions Precedent to Initial Loan. The obligation of Lender to make its initial Loan hereunder is, in addition to the conditions set forth in Section 3.2 hereof, subject to the fulfillment, to the satisfaction of Lender and its counsel, of each of the following conditions on or before the Closing Date:

(a) Borrower shall have executed and delivered to Lender the Disclosure Statement required under this Agreement. The form and content of the Disclosure Statement shall be satisfactory to Lender;

(b) Lender shall have received the Guaranty, the Intercompany Subordination Agreement, the Security Agreements, the Stock Pledge Agreement, the Trademark Security Agreement, the Control Agreements, and each other Loan Document, each duly executed and delivered by each party thereto;

(c) Lender shall have received the written opinions, dated the date of this Agreement, of counsel to Borrower, substantially in the form and substance of Exhibit 3.1(c) attached hereto, or otherwise in form and substance reasonably satisfactory to Lender and its counsel;

(d) Lender shall have received a certificate of status with respect to Borrower dated within 10 days of the date of this Agreement, such certificate to be issued by the Secretary of State of Delaware, which certificate shall indicate that Borrower is in good standing in such State;

(e) Lender shall have received a certificate of status with respect to JMPAM dated within 10 days of the date of this Agreement, such certificate to be issued by the Secretary of State of Delaware, which certificate shall indicate JMPAM is in good standing in such State;

(f) Lender shall have received a copy of the Governing Documents of Borrower, JMPAM and JMP Securities, certified by the Secretary of Borrower;

(g) Lender shall have received a copy of the management contracts to which Borrower or a Guarantor is a party, certified by the secretary of Borrower, which shall be in form and substance satisfactory to Lender;

(h) Lender shall have received a signature and incumbency certificate of the Responsible Officers of Borrower executing this Agreement, the Intercompany Subordination Agreement, the applicable Security Agreement, the Stock Pledge Agreement, the Trademark Security Agreement and the other Loan Documents to which Borrower is a party, certified by a Secretary of Borrower;

(i) Lender shall have received a signature and incumbency certificate of the Responsible Officers of JMPAM executing the Guaranty, the Intercompany Subordination Agreement, the applicable Security Agreement and the other Loan Documents to which JMPAM is a party, certified by a Secretary of JMPAM;

(j) Lender shall have received full payment of the Closing Fee;

(k) Lender shall have received form FR U-1, with Part I fully completed and executed by Borrower, together with the information necessary in order for Lender to complete the disclosures required in Part II and Part III of such form;

(l) Lender shall have received a certificate executed by a Responsible Officer of Borrower to the effect that Borrower and each of its Subsidiaries has each obtained all orders, consents, approvals, and other authorizations and having made all filings and other notifications (governmental or otherwise) required in connection with the Loan Documents, other than orders, consents, approvals, authorizations, or filings the failure to obtain or file, as applicable, which could not reasonably be expected to have a Material Adverse Effect on Borrower or any of its Subsidiaries;

(m) Lender shall have received a copy of the resolutions of Borrower and JMPAM, certified as of the Closing Date by an Responsible Officer thereof, authorizing (A) the transactions contemplated by the Loan Documents to which such Person is or will be a party, and (B) the execution, delivery and performance by such Person of each Loan Document to which such Person is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

(n) no litigation, inquiry, other action or proceeding (governmental or otherwise), or injunction or other restraining order shall be pending or overtly threatened that could have, in the reasonable opinion of Lender: (i) a material adverse effect on Borrower’s or any Guarantor’s ability to repay the Loans or (ii) a Material Adverse Effect on Borrower or any Guarantor; and

(o) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded and shall be in form and substance reasonably satisfactory to Lender and its counsel.

3.2 Conditions Precedent to All Loans. The obligation of Lender to make each Loan hereunder is subject to the fulfillment, at or prior to the time of the making of such Loan, of each of the following conditions:

(a) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Loan as though made on and as of such date (except to the extent that such representations and warranties solely relate to an earlier date);

(b) no Event of Default or Unmatured Event of Default shall have occurred and be continuing on the date of such Loan, nor shall either result from the making of such Loan; and

(c) Borrower shall have delivered to Lender a Request for Borrowing pursuant to the terms of Section 2.6 hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF BORROWER

Borrower makes the following representations and warranties which, except as set forth in the Disclosure Statement with a specific reference to the Section of this Article IV affected thereby, shall be true, correct, and complete in all respects as of the date hereof, and shall be true, correct, and complete in all respects as of the Closing Date, and at and as of the date of each Loan made thereafter, as though made on and as of the date of the making of such Loan and at and as of the date of each issuance of, renewal of, or amendment to any Letter of Credit, as though made on and as of the date of the making of such Loan or at and as of the date of such issuance of, renewal of, or amendment to any Letter of Credit (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

4.1 Due Organization. Borrower is a duly organized and validly existing limited liability company in good standing under the laws of the State of Delaware and is duly qualified to conduct business in all jurisdictions where its failure to do so could reasonably be expected to have a Material Adverse Effect on Borrower. Each Guarantor is a duly organized and validly existing limited liability company or limited partnership, as applicable, in good standing under the laws of the State of Delaware and is duly qualified to conduct business in all jurisdictions where its failure to do so could reasonably be expected to have a Material Adverse Effect on such Guarantor.

4.2 Interests in Borrower and its Subsidiaries.

(a) As of the Closing Date, all of the interests in Borrower and its Subsidiaries are owned by the Persons identified in the Disclosure Statement.

(b) Borrower may amend the Disclosure Statement with respect to this Section 4.2 to reflect changes that would not, individually or in the aggregate result in a Change of Control Event.

4.3 Requisite Power and Authorization. Borrower has all requisite power to execute and deliver this Agreement and the other Loan Documents to which it is a party, and to borrow the sums provided for in this Agreement. Each Guarantor has all requisite power to execute and deliver the Loan Documents to which it is a party. Borrower and each Guarantor has all governmental licenses, authorizations, consents, and approvals necessary to own and operate its Assets and to carry on its businesses as now conducted and as proposed to be conducted, other than licenses, authorizations, consents, and approvals that are not currently required or the failure to obtain which reasonably could not be expected to have a Material Adverse Effect on Borrower or any Guarantor. The execution, delivery, and performance of this Agreement and the other Loan Documents have been duly authorized by Borrower and all necessary action in respect thereof has been taken, and the execution, delivery, and performance thereof do not require any consent or approval of any other Person that has not been obtained. The execution, delivery, and performance of the Loan Documents to which it is a party have been duly authorized by each Guarantor and all necessary action in respect thereof has been taken, and the execution, delivery, and performance of the Loan Documents to which a Guarantor are a party do not require any consent or approval of any other Person that has not been obtained.

4.4 Binding Agreements. This Agreement and the other Loan Documents to which Borrower is a party, when executed and delivered by Borrower, will constitute, the legal, valid, and binding obligations of Borrower, enforceable against Borrower in accordance with their terms, and the Loan Documents to which the Guarantors are a party, when executed and delivered by the Guarantors, will constitute, the legal, valid, and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, in each case except as the enforceability hereof or thereof may be affected by: (a) bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (b) the limitation of certain remedies by certain equitable principles of general applicability.

4.5 Other Agreements. The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which it is a party, and the execution, delivery and performance by the Guarantors of the Loan Documents to which they are a party, do not and will not: (a) violate (i) any provision of any federal (including the Exchange Act), state, or local law, rule, or regulation (including Regulations T, U, and X of the Federal Reserve Board) binding on Borrower or any Guarantor, (ii) any order of any domestic governmental authority, court, arbitration board, or tribunal binding on Borrower or any Guarantor, or (iii) the Governing Documents of Borrower or any Guarantor, or (b) contravene any provisions of, result in a breach of, constitute (with the giving of notice or the lapse of time) a default under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the Assets of Borrower or any Guarantor pursuant to, any Contractual Obligation of Borrower or any Guarantor, or (c) require termination of any Contractual Obligation of Borrower or any Guarantor, or (d) constitute a tortious interference with any Contractual Obligation of Borrower or any Guarantor.

4.6 Litigation: Adverse Facts.

(a) There is no action, suit, proceeding, or arbitration (irrespective of whether purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, pending or, to the knowledge of Borrower, threatened in writing against or affecting Borrower or any of its Subsidiaries, that reasonably could be expected to have a Material Adverse Effect on Borrower or any of its Subsidiaries, or reasonably could be expected to materially and adversely affect the ability of Borrower or the Guarantors to perform their respective obligations under the Loan Documents (including Borrower’s ability to repay any or all of the Obligations when due);

(b) None of Borrower or any of its Subsidiaries is: (i) in violation of any applicable law in a manner that reasonably could be expected to have a Material Adverse Effect on such Person, or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, rule, or regulation of any court or of any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, in a manner that reasonably could be expected to have a Material Adverse Effect on such Person, or reasonably could be expected to materially and adversely affect the ability of Borrower or the Guarantors to perform their respective obligations under the Loan Documents (including Borrower’s ability to repay any or all of the Obligations when due); and

(c) (i) there is no action, suit, proceeding or, to the best of Borrower’s knowledge or belief, investigation pending or, to the best of Borrower’s knowledge or belief, threatened in writing against or affecting Borrower or any of its Subsidiaries that questions the validity or the enforceability of this Agreement or other the Loan Documents, and (ii) there is no action, suit, or proceeding pending against or affecting Borrower or any of its Subsidiaries pursuant to which, on the date of the making of any Loan hereunder, there is in effect a binding injunction that could materially and adversely affect the validity or enforceability of this Agreement or the other Loan Documents.

4.7 Government Consents. Other than such as may have previously been obtained, filed, or given, as applicable, no consent, license, permit, approval, or authorization of, exemption by, notice to, report to or registration, filing, or declaration with, any governmental authority or agency is required in connection with the execution, delivery, and performance by Borrower and the Guarantors of the Loan Documents to which they are a party.

4.8 Title to Assets; Liens. Except for Permitted Liens, all of the Assets of Borrower and its Subsidiaries are free from all Liens of any nature whatsoever. Except for Permitted Liens, Borrower and its Subsidiaries have good and sufficient title to all of their respective Assets reflected in their books and records as being owned by them or their nominee. Neither this Agreement, nor any of the other Loan Documents, nor any transaction contemplated under any such agreement will affect any right, title, or interest of Borrower or any of its Subsidiaries in and to any of the Assets of Borrower or any of its Subsidiaries in a manner that reasonably could be expected to have a Material Adverse Effect on Borrower or any of its Subsidiaries.

4.9 Payment of Taxes. All tax returns and reports of Borrower and its Subsidiaries (and all taxpayers with which Borrower or its Subsidiaries is or has been consolidated or combined) required to be filed by it has been timely filed (inclusive of any permitted extensions), and all Taxes, assessments, fees, amounts required to be withheld and paid to a Governmental Authority and all other governmental charges upon Borrower and its Subsidiaries, and upon their Assets, income, and franchises, that are due and payable have been paid, except to the extent that: (a) the failure to file such returns or reports, or pay such Taxes, assessments, fees, or other governmental charges, as applicable, reasonably could not be expected to have a Material Adverse Effect on Borrower or any of its Subsidiaries, or (b) other than with respect to Taxes, assessments, charges or claims which have become a tax Lien upon any of Borrower’s or any of its Subsidiaries’ Assets, such Tax, assessment, charge, or claim is being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted, and an adequate reserve or other appropriate provision, if any, shall have been made as required in order to be in conformity with GAAP. Borrower does not know of any proposed, asserted, or assessed tax deficiency against it or any of its Subsidiaries that, if such deficiency existed and had to be rectified, reasonably could be expected to have a Material Adverse Effect on Borrower or any of its Subsidiaries.

4.10 Governmental Regulation.

(a) Borrower and its Subsidiaries are not, nor immediately after the application by Borrower of the proceeds of the Loans will they be, subject to regulation under the Investment Company Act of 1940, as amended, or an exemption to such regulation is available.

(b) Borrower and each of its Subsidiaries, is, to the extent required thereby, duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”). Each of Borrower and each of its Subsidiaries is, to the extent that any such Person is required to be registered as an “investment company” under the Investment Company Act, duly registered as such thereunder or properly exempt.

(c) Borrower is not required to be duly registered as a broker-dealer under applicable law. Each Subsidiary of Borrower that is required to be so registered is so duly registered and is a member of a self-regulatory organization, such as NASD or is properly registered with any other Governmental Authority under applicable law.

(d) Each Subsidiary of Borrower registered as a broker-dealer has not exceeded the business activities enumerated in any applicable restriction or membership agreement or other limitations imposed in connection with its regulations with any Governmental Authority, including the NASD, and such registration, membership and membership agreement does not limit its ability to enter into the Loan Documents to which it is a party.

(e) Borrower and each of its Subsidiaries and each of their respective members, partners, officers and directors, as the case may be, is duly registered, licensed or qualified as an investment adviser, broker-dealer representative, or agent in each State of the United States where the conduct of its business requires the registration, licensing, qualification or membership and is in compliance in all material respects with applicable laws requiring such registration, licensing, qualification or membership.

(f) None of Borrower or any Guarantor is subject to regulation under the Federal Power Act, the Interstate Commerce Act, or any federal, state, or local law, rule, or regulation generally limiting its ability to incur Debt.

4.11 Disclosure. No representation or warranty of Borrower or any Guarantor contained in this Agreement or any other document, certificate, or written statement furnished to Lender by or on behalf of Borrower with respect to the business, operations, Assets, or condition (financial or otherwise) of Borrower and the Guarantors for use solely in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading. There is no fact actually known to Borrower (other than matters of a general economic nature) that Borrower believes reasonably could be expected to have a Material Adverse Effect on Borrower or any Guarantor, that has not been disclosed herein or in such other documents, certificates, and statements furnished to Lender for use in connection with the transactions contemplated hereby. All financial projections represent, as of the date on which any other such financial projections are delivered to Lender, Borrower’s good faith best estimate of its and its Subsidiaries future performance for the periods covered thereby.

4.12 Debt. Neither Borrower nor any of its Subsidiaries has any Debt outstanding other than Debt permitted by Section 6.1 hereof.

4.13 Existing Defaults. Neither Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, contained in any Contractual Obligation applicable to it, and no condition exists which, with or without the giving of notice or the lapse of time, would constitute a default under such Contractual Obligation, except, in any such case, where the consequences, direct or indirect, of such default or defaults, if any, reasonably could not be expected to have a Material Adverse Effect on Borrower or any of its Subsidiaries. Neither Borrower nor any of its Subsidiaries is in violation of any law, ordinance, rule, or regulation to which it or any of its Assets is subject, the failure to comply with which could reasonably be expected to have a Material Adverse Effect on Borrower or any of its Subsidiaries.

4.14 No Default. No Event of Default or Unmatured Event of Default has occurred and is continuing.

4.15 Immaterial Subsidiaries. Alternative Capital Services LLC, a Delaware limited liability company, is the only Immaterial Subsidiary.

ARTICLE V

AFFIRMATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that, so long as any portion of the Revolving Credit Facility Commitment under this Agreement shall be in effect and until payment, in full, of the Loans, with interest accrued and unpaid thereon, any other Obligations (including Obligations in respect of Letters of Credit) and any other amounts due hereunder, and except as set forth in the Disclosure Statement with specific reference to the Section of this Article V affected thereby concerning matters which do not conform to the covenants of this Article V, Borrower will, and will cause each of its Subsidiaries to do each and all of the following:

5.1 Accounting Records and Inspection. (a) Maintain adequate financial and accounting books and records in accordance with sound business practices and GAAP consistently applied, (b) permit any representative of Lender upon reasonable notice to Borrower, at any time during usual business hours, to inspect, audit, and examine such books and records and to make copies and take extracts therefrom, and to discuss its affairs, financing, and accounts with Borrower’s or the applicable Subsidiary’s officers and independent public accountants, and (c) furnish Lender with any information reasonably requested by Lender regarding Borrower’s or its Subsidiaries’ business or finances promptly upon request.

5.2 Financial Statements and Other Information. Furnish to Lender:

(a) Within 120 days after the end of each fiscal year of Borrower, an annual report containing a statement of assets, liabilities, and capital as of the end of such fiscal year, and statements of operations and cash flows, for the year then ended, all of which shall be accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by Borrower and satisfactory to Lender (which opinion shall be without (i) a “going concern” or like qualification or exception, (ii) any qualification or exception as to the scope of such audit, or (iii) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 6.14), together with a written statement of such accountants (1) to the effect that, in making the examination necessary for their audit of such financial statements, they have not obtained any knowledge of the existence of an Event of Default under Section 6.14 and (2) if such accountants shall have obtained any knowledge of the existence of an Event of Default under Section 6.14, describing the nature thereof;

(b) Within 45 days after the end of each of the first three quarters of each fiscal year of Borrower, a Borrower-prepared financial report containing a statement of assets, liabilities, and capital, and statements of operations and cash flows, in each case for the period then ended;

(c) Within 45 days after the end of each quarter of each fiscal year of Borrower, a Compliance Certificate duly executed by the chief financial officer of Borrower stating that he or she has individually reviewed the provisions of this Agreement and the other Loan Documents, that (i) the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Borrower and its Subsidiaries, (ii) Borrower and its Subsidiaries are in compliance with the financial covenants set forth in Section 6.14 and attaching the calculations of such financial covenants as of the end of such fiscal quarter, (iii) a review of the activities of Borrower and its Subsidiaries during such year or quarterly period, as the case may be, has been made by or under such individual’s supervision, with a view to determining whether Borrower and such Subsidiaries have fulfilled all of its obligations under this Agreement, and the other Loan Documents, that no Event of Default or Unmatured Event of Default has occurred and is continuing, or if an Event of Default or Unmatured Event of Default has so occurred and is continuing, specifying all such defaults and events of which such individual may have knowledge or belief, and (iv) Borrower has negotiated all transactions described in Section 6.8, other than transactions in de minimis amounts, in good faith and on an arm’s length basis;

(d) if not otherwise provided pursuant to clause (a) or (b), above, as applicable, then, contemporaneously with each quarterly and year-end financial report required by clauses (a) and (b) of this Section 5.2, a certificate of the chief financial officer of Borrower separately identifying and describing all Contingent Obligations of Borrower and its Subsidiaries that could reasonably be expected to result in payments (individually or in the aggregate) of greater than $5,000,000;

(e) notice, as soon as possible and, in any event, within 5 days after Borrower has knowledge, of the occurrence of any Event of Default or any Unmatured Event of Default. In any such event, Borrower also shall supply Lender with a statement from Borrower’s chief financial officer or general counsel setting forth the details thereof and the action that Borrower proposes to take with respect thereto;

(f) as soon as practicable, any written report pertaining to material items in respect of Borrower’s and its Subsidiaries’ internal control matters submitted to Borrower or such Subsidiary by its independent accountants in connection with each annual audit of the financial condition of Borrower and its Subsidiaries;

(g) as soon as practicable, written notice of any condition or event which has resulted or reasonably could be expected to result in: (i) a Material Adverse Effect on Borrower or any of its Subsidiaries; or (ii) a material breach of, or noncompliance with, any material term, condition, or covenant of any Contractual Obligation of Borrower or any of its Subsidiaries, if such breach or noncompliance could reasonably be expected to result in a Material Adverse Effect;

(h) promptly upon becoming aware of any Person’s seeking to obtain or threatening in writing to seek to obtain a decree or order for relief with respect to Borrower or any of its Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, a written notice thereof specifying what action Borrower is taking or proposes to take with respect thereto;

(i) promptly, copies of all material amendments to the Governing Documents of Borrower or any of its Subsidiaries;

(j) prompt notice of:

(i) all legal or arbitral proceedings, and all proceedings by or before any governmental or regulatory authority or agency, against or, to the knowledge of Borrower, threatened in writing against or affecting Borrower or any of its Subsidiaries which, if adversely determined, reasonably could be expected to have a Material Adverse Effect on Borrower or any of its Subsidiaries, or on the timely payment of the principal of or interest on the Loans, or the enforceability of this Agreement or the other Loan Documents, or the rights and remedies of Lender hereunder or thereunder, as applicable; and

(ii) the issuance by any United States of America federal or state court or any United States of America federal or state regulatory authority of any injunction, order, or other restraint prohibiting, or having the effect of prohibiting or delaying, the making of the Loans, or the institution of any litigation or similar proceeding seeking any such injunction, order, or other restraint;

(k) upon request by Lender and, within 5 Business Days after the filing thereof, upon the occurrence and during the continuation of an Event of Default or Unmatured Event of Default, copies of Focus Reports for JMP Securities and each of its Subsidiaries;

(l) promptly, such other information and data with respect to Borrower or any of its Subsidiaries, as from time to time may be reasonably requested by Lender.

5.3 Existence. Preserve and keep in full force and effect, at all times, its existence.

5.4 Payment of Taxes and Claims. Pay all Taxes, assessments, and other governmental charges imposed upon it or any of its Assets or in respect of any of its businesses, incomes, or Assets before any penalty or interest accrues thereon, and all claims (including claims for labor, services, materials, and supplies) for sums which have become due and payable and which by law have or may become a Lien upon any of its Assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that, other than with respect to Taxes, assessments, charges or claims which have become secured by a tax Lien upon any of Borrower’s or any of its Subsidiaries’ Assets, no such Tax, assessment, charge, or claim need be paid if the same is being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted and if an adequate reserve or other appropriate provision, if any, shall have been made there for as required in order to be in conformity with GAAP.

5.5 Compliance with Laws. Comply in all material respects with the requirements of all applicable laws, rules, regulations (including Regulations T, U and X of the Federal Reserve Board), and orders of any governmental authority, noncompliance with which could reasonably be expected to have a Material Adverse Effect on Borrower or any of its Subsidiaries.

5.6 Further Assurances. At any time or from time to time upon the request of Lender, execute and deliver such further documents and do such other acts and things as Lender may reasonably request in order to effect fully the purposes of this Agreement or the other Loan Documents and to provide for payment of the Loans made hereunder, with interest thereon, in accordance with the terms of this Agreement.

5.7 Formation of Subsidiaries. At the time that (x) Borrower or any Guarantor forms any Subsidiary or acquires any Subsidiary after the Closing Date (in each case other than an Immaterial Subsidiary), or (y) any Subsidiary of Borrower or any Guarantor that is not a Guarantor is no longer an Immaterial Subsidiary, (a) cause such new Subsidiary to provide to Lender a joinder to the Guaranty, the Intercompany Subordination Agreement, the Security Agreement, and the Stock Pledge Agreement or supplement to an existing Stock Pledge Agreement, as applicable, together with such other security documents, as well as appropriate UCC-1 financing statements, all in form and substance satisfactory to Lender (including being sufficient to grant Lender a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Lender a pledge agreement and appropriate certificates and powers or UCC-1 financing statements, hypothecating all of the direct or beneficial ownership interest of Borrower or a Guarantor in such new Subsidiary, in form and substance satisfactory to Lender, (c) if such Subsidiary is a limited liability company or limited partnership formed under the laws of Delaware, include in the limited liability company agreement, limited partnership agreement, or other similar Governing Documents language substantively similar to the provisions of Sections 7(e) and 7(f) of the Stock Pledge Agreement, and (d) provide to Lender all other documentation, including one or more opinions of counsel satisfactory to Lender, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 5.7 shall be a Loan Document. The foregoing to the contrary notwithstanding, such new Subsidiary shall not be required to execute and delivery a joinder to the Guaranty, Security Agreement or Stock Pledge Agreement, and neither Borrower nor any Guarantor, as applicable, shall be required to pledge more than 66% of the voting stock of such new Subsidiary to the extent that (x) such new Subsidiary is a Foreign Subsidiary, and (y) Borrower would incur material adverse tax consequences therefrom; provided, however, that if such Subsidiary is a Foreign Subsidiary, Borrower or such Guarantor, as applicable, must deliver such documents as required by this Section 5.7 within sixty (60) days of the date such entity was deemed to be a Subsidiary.

5.8 Post-Closing Covenants.

(a) Borrower will use its best efforts to deliver to Lender, within 30 days after the Closing Date, the original promissory note issued by Warrington Partners to JMPAM, together with an allonge executed in blank which is in form and substance satisfactory to Lender.

(b) Borrower will use its best efforts to deliver to Lender, within 30 days after the Closing Date, an endorsement in favor of Lender with respect to each of its insurance policies which is in form and substance satisfactory to Lender, together with a copy of each underlying insurance policy issued for the benefit of the Loan Parties.

ARTICLE VI

NEGATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that, so long as any portion of the Revolving Credit Facility Commitment under this Agreement shall be in effect and until payment, in full, of the Loans, with interest accrued and unpaid thereon, any other Obligations (including Obligations in respect of Letters of Credit) and any other amounts due hereunder, and any other amounts due hereunder, and except as set forth in the Disclosure Statement with specific reference to the Section of this Article VI affected thereby concerning matters which do not conform to the covenants of this Article VI, Borrower will not, and will not permit any of its Subsidiaries to do any of the following:

6.1 Debt. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Debt, except:

(a) the Obligations and any other Debt evidenced by this Agreement and the other Loan Documents;

(b) Debt resulting from Capitalized Leases entered into in the ordinary course of business, in an aggregate outstanding amount not in excess of $250,000 at any one time;

(c) Contingent Obligations resulting from the endorsement of instruments for collection in the ordinary course of business;

(d) Permitted Acquired Indebtedness;

(e) Debt in respect of Earnout Arrangements and Seller Notes incurred in connection with a Permitted Acquisition;

(f) Debt consisting of loans or advances from time to time made by Borrower to JMP Securities in an aggregate outstanding amount at any one time not to exceed $5,000,000;

(g) Debt incurred by JMP Securities consisting of loans or advances from time to time made in connection with underwriting advances or lines of credit that are subject to the applicable NASD form, that are advanced to JMP Securities to permit it to meet its net capital requirements under applicable NASD rules or under SEC Rule 15c3-1, so long as (x) such Debt that is repaid within 45 Business Days after the date when incurred, (y) no Event of Default or Unmatured Event of Default has occurred and is continuing at the time that such Debt is proposed to be incurred or would result therefrom and (z) no more than $20,000,000 of such loans, together with the Debt described below in clause (h) of this Section 6.1 is funded from the direct or indirect proceeds of a Borrowing under this Agreement;

(h) Debt incurred by JMP Securities consisting of loans or advances from time to time made in connection with underwriting advances or lines of credit that are subject to the applicable NASD form, that are advanced to JMP Securities to permit it to meet its net capital requirements under applicable NASD rules or under SEC Rule 15c3-1, so long as (x) such Debt that is repaid within one year after the date when incurred, (y) no Event of Default or Unmatured Event of Default has occurred and is continuing at the time that such Debt is proposed to be incurred or would result therefrom and (z) no more than $20,000,000 of such loans, together with the Debt described below in clause (g) of this Section 6.1 is funded from the direct or indirect proceeds of a Borrowing under this Agreement;

(i) Advances by Borrower or any of its Subsidiaries to Borrower, any Subsidiary, any Affiliate or an Excluded Fund for the purpose of funding overhead and other operating expenses, so long as (x) the aggregate amount of such advances made by a Loan Party during any fiscal year of Borrower does not exceed $1,000,000 and (y) no Event of Default or Unmatured Event of Default has occurred and is continuing at the time that such Debt is proposed to be incurred or would result therefrom;

(j) Intercompany Debt advanced by an Obligor to a domestic Obligor, so long as such domestic Obligor is party to the Intercompany Subordination Agreement;

(k) Guarantees by Borrower of any Debt of a Guarantor otherwise permitted hereunder and guarantees by any Guarantor of any Debt of Borrower or another Guarantor otherwise permitted hereby (in each case, other than Permitted Acquired Indebtedness);

(l) Reimbursement obligations in respect of letters of credit issued after the Revolving Commitment Termination Date, to the extent that Lender elects not to issue such letters of credit under this Agreement (it being understood that if Lender does not notify Borrower that it has elected to issue such letters of credit under this Agreement within four (4) Business Days after the date when Lender receives a written request therefor from Borrower, Lender shall be deemed to have elected not to issue the requested letter of credit); and

(m) any Refinancing Debt in respect of any Debt identified on the Disclosure Statement with respect to this Section 6.1, or Debt described above in clauses (b), (d) or (l).

6.2 Liens.

(a) Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its Assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Liens, or

(b) enter into, assume, or permit to exist any agreement to refrain from granting Liens to or for the benefit of Lender, other than such agreements by JMP Securities;

6.3 Investments. Make or own, directly or indirectly, any Investment in any Person, except Permitted Investments; provided, however, that the Obligors shall not have Permitted Investments in Deposit Accounts or Securities Accounts (other than such Deposit Accounts or Securities Accounts maintained with Lender) in an aggregate amount in excess of $250,000 at any one time unless the applicable Obligor and the applicable securities intermediary or bank have entered into Control Agreements governing such Permitted Investments in order to perfect (and further establish) the Lender’s Liens in such Permitted Investments.

6.4 [Intentionally Omitted].

6.5 Dividends. If an Event of Default or Unmatured Event of Default has occurred and is continuing or would result from any of the following, make or declare, directly or indirectly, any dividend (in cash, return of capital, or any other form of Assets) on, or make any other payment or distribution on account of, or set aside Assets for a sinking or other similar fund for the purchase, redemption, or retirement of, or redeem, purchase, retire, or otherwise acquire any interest of any class in Borrower, whether now or hereafter outstanding, or grant or issue any warrant, right, or option pertaining thereto, or other security convertible into any of the foregoing, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Assets or in obligations (collectively, a “Distribution”); provided that, at all times, (a) any direct or indirect Subsidiary may make such a Distribution to any Guarantor or to Borrower; (b) any Subsidiary of Borrower that is or intends to be a Real Estate Investment Trust, a Business Development Company or any other entity whose tax treatment is dependent on distributions of income can make such Distributions that are necessary to enable such Subsidiary to maintain such tax treatment; (c) Borrower may make payments to JMP Holdings Inc. in accordance with the terms of the Services Agreement, dated August 18, 2004, between Borrower and JMP Holdings Inc, and any renewals thereof, in an aggregate amount during any fiscal year of Borrower not to exceed $500,000; and (d) in no event will Borrower be permitted to redeem, repurchase or otherwise acquire its outstanding Securities (i) if an Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom, or (ii) to the extent that the aggregate amount paid by Borrower in connection with all such redemptions, repurchases or other acquisitions of its Securities (after giving effect to the proposed redemption, repurchase or other acquisition) would exceed $5,000,000.

6.6 Restriction on Fundamental Changes. Change its name, change the nature of its business from that conducted by the Loan Parties on the date of this Agreement

(and other ancillary businesses reasonably related thereto), enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its partnership interests (whether limited or general) or membership interests, as applicable, or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or Assets, whether now owned or hereafter acquired except:

(a) Borrower or any of its Subsidiaries may sell Assets in accordance with the provisions of Section 6.7 hereof;

(b) Borrower or JMP Realty Trust, Inc. may sell, exchange or otherwise offer or sell its equity interests in a public offering;

(c) Borrower or any of its Subsidiaries may offer or sell its membership interests to its employees so long as the aggregate voting power of the membership interests purchased by such employees does not exceed 49% of the aggregate voting power of the membership interests of each of Borrower or any of its Subsidiaries, as applicable;

(d) upon 10 days prior written notice to Lender, Borrower or any its Subsidiaries may change its name;

(e) Any Subsidiary of Borrower may merge into another Subsidiary, any Subsidiary may merge with a Guarantor, as long as the Guarantor is the surviving entity and Borrower and JMP Holdings, Inc. may merge, so long as (x) a Change of Control Event does not result therefrom and (y) the survivor thereof assumes Borrower’s obligations under the Loan Documents and agrees to be bound hereby and thereby; and

(f) JMP Securities or JMPAM may enter into a recapitalization with respect to its membership or other equity interests, so long as Borrower remains the managing member of such Subsidiary and holds a majority of the voting interest in such Subsidiary.

6.7 Sale of Assets. Sell, assign, transfer, convey, or otherwise dispose of all or any part of its Assets, whether now owned or hereafter acquired, except for:

(a) the sale or other disposition of any of the businesses or Assets of Borrower or any of its Subsidiaries in the ordinary course of business, for not less than the fair value thereof, to the extent that the fair market value of the foregoing does not exceed $5,000,000 in the aggregate in any fiscal year (other than sales and dispositions of Investments by JMP Securities in publicly traded securities in the ordinary course of business);

(b) involuntary sales or other dispositions of any of the businesses or Assets of Borrower or any of its Subsidiaries

(c) dispositions of Cash Equivalents for not less than the fair market value thereof; and

(d) dispositions by any Subsidiary to another Subsidiary, Borrower or a Guarantor, dispositions by Borrower to a Guarantor organized under the laws of a state within the United States and dispositions by a Guarantor to Borrower.

6.8 Transactions with Shareholders and Affiliates. Enter into or permit to exist, directly or indirectly, any transaction (including the purchase, sale, lease, or exchange of any Asset or the rendering of any service) with any holder of 5% or more of any class of equity interests of Borrower or any of its Subsidiaries or Affiliates, or with any Affiliate of Borrower or of any such holder, on terms that are less favorable to Borrower than those terms that might be obtained at the time from Persons who are not such a holder, Subsidiary, or Affiliate, or if such transaction is not one in which terms could be obtained from such other Person on terms that are not negotiated in good faith on an arm’s length basis.

6.9 Conduct of Business. Engage in any business other than the businesses in which it is permitted to conduct under its Governing Documents, or any businesses or activities substantially similar or related thereto.

6.10 Amendments or Waivers of Certain Documents; Actions Requiring the Consent of Lender. Without the prior written consent of Lender which consent shall not unreasonably be withheld, agree to any amendment to or waiver of the terms or provisions of its Governing Documents except for: (i) immaterial amendments or waivers permitted by such Governing Documents not requiring the consent of the holders of the Securities in Borrower or the applicable Subsidiary, as applicable; (ii) amendments or waivers which would not, either individually or collectively, be materially adverse to the interests of Lender, Borrower or the applicable Subsidiary; or (iii) amendments required to permit the consummation of a transaction permitted by Section 6.6.

6.11 Use of Proceeds. Use the proceeds of the Loans made hereunder for any purpose other than, consistent with the terms and conditions hereof, to fund Permitted Investments, to fund Permitted Acquisitions and to fund Borrower’s working capital needs in the ordinary course of its business.

6.12 Misrepresentations. Furnish Lender any certificate or other document required hereunder that: (a) contains any untrue statement of material fact; or (b) omits to state a fact necessary to make it not materially misleading in light of the circumstances under which it was furnished.

6.13 Margin Regulation. Use any portion of the proceeds of any of the Loans in any manner which might cause the Borrowing, the application of such proceeds, or the transactions contemplated by this Agreement to violate Regulations T, U or X of the Federal Reserve Board, or any other regulation of such board, or to violate the Exchange Act, or to violate the Investment Company Act of 1940.

6.14 Financial Covenants.

(a) Minimum Net Income. Fail to maintain Net Income for Borrower and its Subsidiaries, measured as of the last day of each fiscal quarter of Borrower, for any such fiscal quarter, of at least $0, for 2 consecutive fiscal quarters.

(b) Minimum EBITDA. Fail to maintain EBITDA for Borrower and its Subsidiaries, measured as of the last day of each fiscal quarter of Borrower, for each twelve month period ending on any such date, of at least $20,000,000.

(c) Minimum Net Worth. Fail to maintain Net Worth for Borrower and its Subsidiaries, as of the last day of each fiscal quarter of Borrower, of at least $45,000,000.

(d) Minimum Fixed Charge Coverage Ratio. From and after the date when the Revolving Facility Credit Commitment has been terminated, fail to maintain a Fixed Charge Coverage Ratio for Borrower and its Subsidiaries, measured as of the last day of each fiscal quarter of Borrower during such period, for each twelve month period ending on any such date, of at least 1.25:1.00.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

7.1 Events of Default. The occurrence of any one or more of the following events, acts, or occurrences shall constitute an event of default (“Event of Default”) hereunder:

(a) Failure to Make Payments When Due. Borrower shall fail to pay any amount owing hereunder with respect to the principal of any of the Loans or Obligations in respect of Letters of Credit when such amount is due or Borrower shall fail to pay any amount owing hereunder with respect to, interest on any of the Loans, or with respect to any other Obligations or other amounts (including fees, costs, or expenses) payable in connection herewith or the other Loan Documents, within three (3) Business Days of the date when such amount is due, whether at stated maturity, by acceleration, or otherwise;

(b) Breach of Certain Covenants.

(i) Borrower shall fail to perform or comply fully with any covenant, term, or condition contained in Sections 5.1(b) or 5.8 or Article VI; or

(ii) Borrower shall fail to perform or comply fully with any covenant, term, or condition contained in Sections 5.1(a), 5.2(a), (b), (c), (d), (e), (f), or 5.4 (except with respect to unpaid Taxes in an aggregate amount less than $25,000), of this Agreement and such failure shall not have been remedied or waived within 10 days after the occurrence thereof;

(iii) Borrower shall fail to perform or comply fully with any covenant, term, or condition contained in Sections 5.1(c), 5.6 or 5.7 of this Agreement and such failure shall not have been remedied or waived within 20 days after the occurrence thereof (except with respect to any Foreign Subsidiary in connection with Section 5.7, in which case such cure period shall be 30 days);

(iv) Borrower shall fail to perform or comply fully with any covenant, term, or condition contained in Section 5.4 (with respect to unpaid Taxes in an aggregate amount less than $25,000) of this Agreement and such failure shall not have been remedied or waived within 30 days after the occurrence thereof

(v) Borrower or any Guarantor shall fail to perform or comply fully with any other covenant, term, or condition contained in this Agreement or other Loan Documents to which it is a party and such failure shall not have been remedied or waived within 45 days after the occurrence thereof; provided, however, that this clause (iv) shall not apply to: (1) the covenants, terms, or conditions referred to in any other subsections of this Section 7.1; or (2) the covenants, terms, or conditions referred to in clauses (i), (ii), (iii) or (iv) above of this subsection (b);

(c) Breach of Representation or Warranty. Any financial statement, representation, warranty, or certification made or furnished by Borrower under this Agreement or in any statement, document, letter, or other writing or instrument furnished or delivered by or on behalf of Borrower or any Guarantor to Lender pursuant to or in connection with this Agreement or any other Loan Document to which it is a party, or as an inducement to Lender to enter into this Agreement or any other Loan Document shall have been false, incorrect, or incomplete when made, effective, or reaffirmed, as the case may be in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof);

(d) Involuntary Bankruptcy.

(i) If an involuntary case seeking the liquidation or reorganization of Borrower or any of its Subsidiaries under Chapter 7 or Chapter 11, respectively, of the Bankruptcy Code or any similar proceeding shall be commenced against Borrower or any of its Subsidiaries under any other applicable law and any of the following events occur: (1) such Person consents to the institution of the involuntary case or similar proceeding; (2) the petition commencing the involuntary case or similar proceeding is not timely controverted; (3) the petition commencing the involuntary case or similar proceeding is not dismissed within 45 days of the date of the filing thereof; provided, however, that, during the pendency of such period, Lender shall be relieved of its obligation to make additional Loans; (4) an interim trustee is appointed to take possession of all or a substantial portion of the Assets of Borrower or any of its Subsidiaries; or (5) an order for relief shall have been issued or entered therein;

(ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, custodian, trustee, or other officer having similar powers over Borrower or any of its Subsidiaries to take possession of all or a substantial portion of its Assets shall have been entered and, within 45 days from the date of entry, is not vacated, discharged, or bonded against, provided, however, that, during the pendency of such period, Lender shall be relieved of their obligation to make additional Loans;

(e) Voluntary Bankruptcy. Borrower or any of its Subsidiaries shall institute a voluntary case seeking liquidation or reorganization under Chapter 7 or Chapter 11, respectively, of the Bankruptcy Code; Borrower or any of its Subsidiaries shall file a petition, answer, or complaint or shall otherwise institute any similar proceeding under any other applicable law, or shall consent thereto; Borrower or any of its Subsidiaries shall consent to the conversion of an involuntary case to a voluntary case; or Borrower or any of its Subsidiaries shall consent or acquiesce to the appointment of a receiver, liquidator, sequestrator, custodian, trustee, or other officer with similar powers to take possession of all or a substantial portion of its Assets; Borrower or any of its Subsidiaries shall generally fail to pay debts as such debts become due or shall admit in writing its inability to pay its debts generally; or Borrower or any of its Subsidiaries shall make a general assignment for the benefit of creditors;

(f) Dissolution. Any order, judgment, or decree shall be entered decreeing the dissolution of Borrower, JMPAM, or JMP Securities, and such order shall remain undischarged or unstayed for a period in excess of 45 days;

(g) Change of Control. A Change of Control Event shall occur;

(h) Judgments and Attachments. Borrower or any of its Subsidiaries shall suffer any money judgment, writ, or warrant of attachment, or similar process involving payment of money in an amount in excess of $250,000 (except to the extent payment in full above any applicable deductible is fully covered by insurance (so long as no reservation of rights has been made by the insurer in connection with such coverage)), and shall not discharge, vacate, bond, or stay the same within a period of 45 days;

(i) Cross-Default. There is a default in any agreement to which Borrower or any of its Subsidiaries is a party and such default (a) involves amounts in excess of $250,000 and (b) either (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of such Borrower’s or such Subsidiaries’ obligations thereunder or to terminate such agreement, unless such right is waived in writing by such other party;

(j) If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by any Guarantor thereunder;

(k) [Intentionally Omitted.]

(l) [Intentionally Omitted.]

(m) If Borrower or any of its Subsidiaries makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations and any other Debt evidenced by this Agreement or any other Loan Document, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

(n) If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Assets covered hereby or thereby; or

(o) Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower or any Guarantor, or a proceeding shall be commenced by Borrower or any Guarantor, or by any Governmental Authority having jurisdiction over Borrower or any Guarantor, seeking to establish the invalidity or unenforceability thereof, or Borrower or any Guarantor shall deny that Borrower or any Guarantor has any liability or obligation purported to be created under any Loan Document.

7.2 Remedies. Upon the occurrence of an Event of Default:

(a) If such Event of Default arises under subsections (d) or (e) of Section 7.1 hereof, then the Revolving Credit Facility Commitment hereunder immediately shall terminate and the unpaid principal amount of and any accrued and unpaid interest on the Loans and any other amounts owing hereunder or under the other Loan Documents automatically shall become immediately due and payable, without presentment, demand, protest, notice, or other requirements of any kind, all of which are hereby expressly waived by Borrower; and

(b) In the case of any other Event of Default, Lender, by written notice to Borrower, may declare the Revolving Credit Facility Commitment hereunder terminated and the unpaid principal amount of and any accrued and unpaid interest on the Loans and any other amounts owing hereunder or under the Loan Documents to be, and the same immediately shall become due and payable, without presentment, demand, protest, further notice, or other requirements of any kind, all of which are hereby expressly waived by Borrower.

Upon acceleration, Lender (without notice to or demand upon Borrower, which are expressly waived by Borrower to the fullest extent permitted by law), shall be entitled to proceed to protect, exercise, and enforce its rights and remedies hereunder or under the other Loan Documents, or any other rights and remedies as are provided by law or equity. Lender may determine, in its sole discretion, the order and manner in which Lender’s rights and remedies are to be exercised. All payments received by Lender shall be applied as follows (regardless of how Lender may treat the payments for the purpose of its own accounting): first, to all out-of-pocket costs and expenses (including reasonable attorneys fees and expenses) actually incurred by Lender in enforcing any Obligation of Borrower hereunder, or in collecting any payments due hereunder or under the other Loan Documents, or which Borrower is required to pay to Lender pursuant to Section 8.1 hereof, until paid in full; second, to any fees then due to Lender under the Loan Documents until paid in full; third, to any accrued and unpaid interest on the Loans, until paid in full; fourth, ratably (i) to pay the principal of all Loans owing to Lender until paid in full and (ii) to be held by Lender as cash collateral, until an amount up to 105% of the Letter of Credit Usage is so held; and fifth, to any other Obligations, until paid in full.

ARTICLE VIII

EXPENSES AND INDEMNITIES

8.1 Expenses. Irrespective of whether the transactions contemplated hereby are consummated, Borrower agrees to pay on demand: (a) all of Lender’s actual out-of-pocket costs and expenses of preparation of any Loan Document executed after the Closing Date, (b) the reasonable fees, expenses, and disbursements of counsel to Lender in connection with the negotiation, preparation, printing, reproduction, execution and delivery of any Loan Document executed after the Closing Date, (c) the administration of this Agreement, the other Loan Documents, and any waivers hereto or thereto, (d) filing, recording, publication, and search fees paid or incurred by or on behalf of Lender in connection with the transactions contemplated by this Agreement and the other Loan Documents, (e) all other actual out-of-pocket expenses incurred by Lender in connection with the negotiation, preparation, and execution of any Loan Document executed after the Closing Date, (f) the out-of-pocket costs and expenses incurred by Lender, in connection with audits, inspections, and appraisals contemplated by this Agreement and the other Loan Documents, and (g) all costs and expenses (including reasonable attorneys fees and costs of settlement) incurred by Lender in enforcing or collecting any Obligations of Borrower or defending the Loan Documents (including reasonable attorneys fees and expenses incurred in connection with a “workout,” a “restructuring,” or any bankruptcy or insolvency proceeding concerning Borrower), irrespective of whether suit is brought; the foregoing to the contrary notwithstanding, in no event shall Borrower be required to reimburse Lender for any costs or expenses incurred on or before the Closing Date.

8.2 Indemnity. In addition to the payment of expenses pursuant to Section 8.1 hereof, and irrespective of whether the transactions contemplated hereby are consummated, Borrower agrees to indemnify, exonerate, defend, pay, and hold harmless Lender, and any holder of any interest in this Agreement, and the officers, directors, employees, and agents of and counsel to Lender and such holders (collectively the “Indemnitees” and individually as “Indemnitee”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, causes of action, judgments, suits, claims, costs, expenses, and disbursements of any kind or nature whatsoever (including, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigation, administrative, or judicial proceeding, whether such Indemnitee shall be designated a party thereto), that may be imposed on, incurred by, or asserted against such Indemnitee, in any manner relating to or arising out of the Revolving Credit Facility Commitment, the use or intended use of the proceeds of the Loans or the consummation of the transactions contemplated by this Agreement, including any matter relating to or arising out of the filing or recordation of any of the Loan Documents which filing or recordation is done based upon information supplied by Borrower to Lender and its counsel (the “Indemnified Liabilities”); provided, however, that Borrower shall have no obligation hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of any such Indemnitee. Each Indemnitee will promptly notify Borrower of each event of which it has knowledge which may give rise to a claim under the indemnification provisions of this Section 8.2. If any investigative, judicial, or administrative proceeding arising from any of the foregoing is brought against any Indemnitee indemnified or intended to be indemnified pursuant to this Section 8.2, Borrower, will resist and defend such action, suit, or proceeding or cause the same to be resisted and defended by counsel designated by Borrower (which counsel shall be reasonably satisfactory to the Indemnitee or intended Indemnitee). Each Indemnitee will use its reasonable efforts to cooperate in the defense of any such action, writ, or proceeding. To the extent that the undertaking to indemnify, pay, and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. The obligations of Borrower under this Section 8.2 shall survive the termination of this Agreement and the discharge of Borrower’s other obligations hereunder.

ARTICLE IX

MISCELLANEOUS

9.1 No Waivers, Remedies. No failure or delay on the part of Lender, or the holder of any interest in this Agreement in exercising any right, power, privilege, or remedy under this Agreement or any of the other Loan Documents shall impair or operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, privilege, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, privilege, or remedy. The waiver of any such right, power, privilege, or remedy with respect to particular facts and circumstances shall not be deemed to be a waiver with respect to other facts and circumstances. The remedies provided for under this Agreement or the other Loan Documents are cumulative and are not exclusive of any remedies that may be available to Lender, or the holder of any interest in this Agreement at law, in equity, or otherwise.

9.2 Waivers and Amendments. No amendment, modification, restatement, supplement, termination, or waiver of or to, or consent to any departure from, any provision of this Agreement or the other Loan Documents, shall be effective unless the same shall be in writing and signed by or on behalf of Lender and Borrower. Any waiver of any provision of this Agreement or the other Loan Documents and any consent to any departure of Borrower from the terms of any provisions of this Agreement or the Loan Documents shall be effective only in the specific instance and for the specific purpose for which given. In any event, no notice to, or demand on, Borrower shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

9.3 Notices. Except as otherwise provided in Sections 2.6 and 2.7 hereof, all notices, demands, instructions, requests, and other communications required or permitted to be given to, or made upon, any party hereto shall be in writing and (except for financial statements and other related informational documents to be furnished pursuant hereto which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by courier or telefacsimile and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the Person to whom it is to be sent pursuant to the provisions of this Agreement. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 9.3, notices, demands, requests, instructions, and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective telefacsimile numbers) indicated on Exhibit 9.3 attached hereto.

9.4 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that (a) Borrower may not assign or transfer any interest or rights hereunder without the prior written consent of Lender and any such prohibited assignment or transfer shall be absolutely void, and (b) unless an Event of Default has occurred and is continuing, Lender may not assign its obligations hereunder without the prior written consent of Borrower, such consent not to be unreasonably withheld, delayed or conditioned, except in connection with (x) an assignment or transfer by Lender to an Affiliate of Lender or (y) any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of Lender’s business or loan portfolio.

9.5 Headings. Article and section headings used in this Agreement and the table of contents preceding this Agreement are for convenience of reference only and shall neither constitute a part of this Agreement for any other purpose nor affect the construction of this Agreement.

9.6 Execution in Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts,

each of which counterparts, when so executed and delivered, shall be deemed to be an original. All of such counterparts, taken together, shall constitute but one and the same Agreement. This Agreement shall become effective upon the execution of a counterpart of this Agreement by each of the parties hereto.

9.7 GOVERNING LAW. EXCEPT AS SPECIFICALLY SET FORTH IN ANY OTHER LOAN DOCUMENT: (A) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF CALIFORNIA; AND (B) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

9.8 JURISDICTION AND VENUE. TO THE EXTENT THEY MAY LEGALLY DO SO, THE PARTIES HERETO AGREE THAT ALL ACTIONS, SUITS, OR PROCEEDINGS ARISING BETWEEN LENDER, OR BORROWER IN CONNECTION WITH THIS AGREEMENT, THE REVOLVING CREDIT FACILITY NOTE, OR THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA. BORROWER AND LENDER, TO THE EXTENT THEY MAY LEGALLY DO SO, HEREBY WAIVE ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 9.8 AND STIPULATE THAT THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF CALIFORNIA SHALL HAVE IN PERSONAM JURISDICTION AND VENUE OVER SUCH PARTY FOR THE PURPOSE OF LITIGATING ANY SUCH DISPUTE, CONTROVERSY, OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE REVOLVING CREDIT FACILITY NOTE, OR THE OTHER LOAN DOCUMENTS. TO THE EXTENT PERMITTED BY LAW, SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST BORROWER MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ITS ADDRESS INDICATED ON EXHIBIT 9.3 ATTACHED HERETO.

9.9 WAIVER OF TRIAL BY JURY. BORROWER AND LENDER, TO THE EXTENT THEY MAY LEGALLY DO SO, HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE

OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT THEY MAY LEGALLY DO SO, BORROWER AND LENDER HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

9.10 Independence of Covenants. All covenants under this Agreement and other Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any one covenant, the fact that it would be permitted by another covenant, shall not avoid the occurrence of an Event of Default or Unmatured Event of Default if such action is taken or condition exists.

9.11 Confidentiality. Lender agrees that material, non-public information regarding Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Lender in a confidential manner, and shall not be disclosed by Lender to Persons who are not parties to this Agreement, except: (a) to counsel for and other advisors, accountants, auditors, and consultants to Lender, (b) to Subsidiaries and Affiliates of Lender, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 9.11, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by Borrower or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Lender), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 9.11 shall survive for 2 years after the payment in full of the obligations of Borrower under this Agreement.

9.12 Complete Agreement. This Agreement, together with the exhibits hereto, the Disclosure Statement, and the other Loan Documents is intended by the parties hereto as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

JMP GROUP LLC
a Delaware limited liability company

By:	/s/ Craig R. Johnson
Title:	President

CITY NATIONAL BANK,
a national banking association

By:	/s/ Aaron Cohen
Title:	Senior Vice President